                                    AGREEMENT

     THIS AGREEMENT entered into this 15th of March, 1996, by and between MEDICAL TECHNOLOGY SYSTEMS, INC. ("Company") and GERALD COUTURE
("Executive/Consultant"), at Clearwater, Florida.

                                   WITNESSETH:

1. Executive/Consultant has been employed as Company's Vice President for approximately seven (7) years.

2. The parties entered into an Employment Agreement September 1, 1994 (the "Contract") which has not yet expired.

3. Executive/Consultant and the Company mutually agree that Executive/Consultant retire as an employee, effective June 15, 1996;

4. Executive/Consultant has advised the Company that he will establish an independent management consulting business upon retirement.

5. Company has agreed to employ Executive/Consultant to provide management and financial consulting services to it for a period of one (1) year from June 16, 1996 through June 15, 1997, as provided herein.

THEREFORE, for ten dollars and other good and valuable consideration, including the covenants contained herein, the parties agree as follows:

1.   RECITALS.  The recitals are incorporated into this Agreement.

2.   CONTRACT.  This Agreement is an amendment and novation of the Contract.
     The provisions hereof replace, and revoke, the Contract in its entirety, except as provided herein, unless, as a result of proceedings in bankruptcy or insolvency of the Company this Agreement is voided or rescinded, in which case the Contract shall be reinstated ab initio and shall remain in full force and effect.

3. TERMS OF EMPLOYMENT. Executive/Consultant is employed by Company through June 15, 1996; and, by mutual agreement, shall retire as an employee as of that date, anything contained in the Contract to the contrary notwithstanding.

4. EMPLOYMENT. Through June 15, 1996 (the "employment period"), Company employs Executive/Consultant, and Executive/Consultant agrees to such employment, in accordance with this Agreement.

     a. During the employment period, Executive/Consultant shall hold the office of Executive Vice President, and Executive/Consultant shall perform assigned executive management, accounting and administrative duties and

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          responsibilities for Company, at its principal office in Pinellas
          County, Florida, as directed by the Chief Executive Officer of Company.

     b.   Services shall be rendered on substantially a full-time basis.

     c. From time to time during the employment period, Executive/Consultant may provide consulting services to one or more other companies, provided, however, rendition of such services shall not interfere in any material way with the performance of his duties or responsibilities under this Agreement, or as an officer of the Company, nor shall such consulting breach any confidentiality of the Company.

5. CONSULTING. From June 16, 1996 through June 15, 1997 (the "consulting period"), the Company shall employ Executive/Consultant as a consultant, in accordance with the provisions of this Agreement.

     a. During the consulting period, the Executive/Consultant shall render services to the Company not less than eighty-five (85) hours each consecutive quarter-annual period, commencing June 16, 1996 and ending June 15, 1997.

     b. Services rendered during the consulting period will consist of executive-type financial and management advisory and administrative services requested by the Company, utilizing the background and experience of the Executive/Consultant, particularly as it relates to his employment with the Company.

     c. To the extent required by the Company, Executive/Consultant's services shall be rendered at, or from, the principal office of the Company, and such times for such services shall be coordinated and designated by the Chief Executive Officer of the Company, in his discretion.

     d. The Company will use reasonable efforts to schedule services during the consulting period at times mutually convenient, reserving to its discretion the right to schedule priority consulting services dealing with the needs and priorities of the Company, particularly its present, urgent needs relating to public company financial and securities reporting requirements, timely audit of its books and records, requirements of its subsidiaries in bankruptcy, and development and preparation of its recapitalization plans.

     e. During the consulting period, Executive/Consultant agrees that the requirements of the Company shall be his first business priority.

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6.   PAST-DUE COMPENSATION.

     a.   The parties acknowledge Company has been unable to pay
          Executive/Consultant full 1996 compensation due under the Contract.

     b. The parties agree that the balance of past-due compensation under the Contract is $32,769 through the date of this Agreement.

     c. Upon the execution hereof, office furniture valued by mutual agreement at $__,000, consisting of furniture and computers (described in attachment 1) shall be transferred by Company "AS IS" by delivery and receipt as partial payment of past-due compensation described above.

     d. No compensation, or payments in the nature of compensation, under paragraphs 3 and 4 of the Contract, or otherwise (except under this Agreement), shall be due or payable to Executive/Consultant.

     e. Payment of past-due compensation shall be paid to Executive/Consultant on or before June 15, 1996. Such payments are full and complete satisfaction of all past due compensation sums due
          Executive/Consultant under the Contract, including interest thereon.

7. STOCK OPTIONS. Executive/Consultant is holder of various stock options granted by the Company during the period of his employment. Such options have been granted from time to time under "Stock Option Agreements" substantially in the form of exhibit A hereto (individually, the "Option" and collectively, the "Options"). The number of shares of common stock subject to the Options in favor of the Executive/Consultant are two hundred twenty-two thousand five hundred (222,500) shares. Each of the Options in favor of the Executive/Consultant are amended in the following particulars, anything contained in an Option to the contrary notwithstanding:

     a. Subject to adjustment for dilution and recapitalization as contained in the applicable Option, the purchase price for each share of Company common stock purchased under the Options shall be the lower of the following:

          i.   the purchase price stated for the Option being exercised; or

          ii.  one and five-eighths (1 5/8) dollars; or

          iii. the price reset by the Company as being applicable under any outstanding option of the Company, existing the date hereof, with any other executive of the Company.


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     b.   Each Option shall terminate (i) ten (10) years from the date it was issued, or (ii) five (5) years from the date of this Agreement, whichever is longer, subject, however, to any provisions of the particular Option related to forfeiture, earlier termination in the event of death, or other event, none of which are changed by this Agreement.

8. FRINGE BENEFITS. Company shall provide Executive/Consultant with health insurance under its existing health care benefit plan through June 30, 1996. For purposes of COBRA benefits available upon termination of employment, Executive/Consultant's COBRA rights commence July 1, 1996. The Company will pay Executive/Consultant's health insurance premiums during the COBRA period, but only through June 30, 1997. If the Executive/Consultant elects to continue such coverage thereafter, it shall be at his expense. No life insurance, retirement or other such fringe benefits shall be provided Executive/Consultant during the employment or consulting periods.

9. TRANSPORTATION. During the employment period and consulting period, Company shall make the following vehicles available to Executive/Consultant, from the date hereof through the termination date of the applicable vehicle lease:

     a. Mercedes Benz (SN# WDBCB35DOM4601833). This vehicle is leased and Executive/Consultant shall have the right to purchase it upon termination of the lease, in accordance with the purchase provisions of the lease,

     b. Jeep Cherokee (SN# 1J4GZ585XPC691838). This vehicle is leased and Executive/Consultant shall have the right to purchase it upon termination of the lease, in accordance with the purchase provisions of the lease,

     While each of the above vehicles is leased by Company, Executive/Consultant shall reimburse Company for personal use, which reimbursement shall be equal to the periodic lease payments, insurance, fuel, repairs, replacements, and maintenance. Company shall reimburse
     Executive/Consultant for business use under paragraph 10 hereof.

10. REIMBURSEMENT FOR BUSINESS EXPENSES. Company shall reimburse Executive/Consultant for approved reasonable and necessary business out-of-pocket expenses incurred in the ordinary course, subject to the terms and conditions of the applicable expense reimbursement policies and procedures adopted by Company from time to time.

11. COMPENSATION DURING THE EMPLOYMENT AND CONSULTING PERIODS. The following compensation provisions apply during the employment and consulting periods:


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     a.   From the date hereof through June 15, 1996, Executive/Consultant shall be paid a monthly salary at the annualized rate of One Hundred Forty-Eight Thousand and Four Hundred Dollars ($148,400).

     b. From June 16, 1996 through June 15, 1997, Executive/Consultant shall be paid a monthly consulting fee of Four Thousand Dollars ($4,000) each full month he provides consulting services. Compensation for partial months shall be prorated. In addition, if after June 16, 1996, and during the consulting period, the Executive/Consultant renders services more than eighty-five (85) hours in any quarter-annual period, time of services rendered in excess of eighty-five (85) hours for that quarter-annual period shall be compensated at $150 an hour.

     c. Compensation shall be payable in accordance with the pay practices of Company.

     d. No compensation shall be due or payable after the employment and consulting periods terminate.

12. TERMINATION. This provision contains the exclusive termination provisions that apply during the employment and consulting periods.

     a. Company shall have the right at any time to terminate this Agreement for "cause" upon written notice to Executive/Consultant from the Chief Executive Officer of the Company.

          i.   For these purposes, "cause" shall mean:

               (1) The Executive/Consultant was convicted of a felony and all appeals with respect thereto have been extinguished or abandoned by the Executive;

               (2) The Executive/Consultant was convicted of misappropriating assets or otherwise defrauding the Company or its subsidiaries or affiliates; or

               (3) The Executive/Consultant materially breaches any provision of this Agreement, including responsibilities and duties assigned to him under this Agreement by the chief executive officer of the Company, and such breach is not cured within seven (7) days after the Company has notified the Executive/Consultant in writing of the breach.

          ii.  Upon any termination for cause under subparagraphs 12.a.i.(1) and
               (2), all obligations of Company under this Agreement for any compensation due thereafter shall terminate, including any unpaid severance compensation under paragraph 13. Termination for cause under subparagraph 12.a.i.(3) shall not terminate Executive/Consultant's right to unpaid severance compensation under paragraph 13, but shall terminate his right to any other compensation due after the date of termination.

     b. This Agreement shall terminate during the employment or consulting period upon the death of Executive/Consultant, and in that event Executive/Consultant shall be entitled to payment of compensation through the date of death, including past-due and severance compensation.

     c. If during the employment and consulting periods Executive/Consultant is unable to perform all or substantially all of his duties under this Agreement for a period of thirty (30) days or more because of accident or sickness, Company may elect to terminate this Agreement by written notice to Executive/Consultant. If this Agreement is so terminated, Executive/Consultant shall be paid compensation through the date of termination, including past-due and severance compensation.

13. SEVERANCE COMPENSATION. The parties are in dispute whether or not the provisions of paragraph 7 of the Contract, in particular, paragraph 7(d), apply entitling Executive/Consultant to compensation related to severance or termination. The purpose of this provision is to resolve that dispute and the parties agree that the provisions of this paragraph entirely replace any obligations of the Company under paragraph 7, or other paragraphs of the Contract, regarding compensation upon severance, termination or change of control. The following shall apply:

     a. Upon termination of his employment during the employment or consulting period, unless employment during the employment or consulting period is terminated for cause as defined herein, in addition to compensation payable through the date of termination, as provided under paragraph 12, Executive/Consultant shall be entitled to "severance compensation" in the amount of Four Hundred Fifty Thousand Dollars ($450,000).

     b. Payment of severance compensation shall be full and complete satisfaction and payment of any claims Executive/Consultant may now or hereafter have for compensation under paragraph 7, or other paragraphs, of the Contract, or otherwise, except as specified in this Agreement.


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


     c. Unless terminated for cause, as provided herein, severance compensation shall be payable as provided in this paragraph. The first installment of One Hundred Thousand Dollars ($100,000) shall be paid thirty (30) days after a plan of reorganization for MTS Packaging Systems, Inc., a subsidiary of the Company presently in bankruptcy, has been approved by the bankruptcy court having jurisdiction thereof, or IF EARLIER, September 1, 1996. The second installment of Two Hundred Thousand Dollars ($200,000) shall be paid on June 16, 1997, and the final installment of One Hundred Fifty Thousand Dollars ($150,000) shall be paid on June 16, 1998. Provided, however, if while any sum is due Executive/Consultant under this paragraph, the Company issues two million (2,000,000) or more shares of its Common Stock within any one hundred twenty (120) day period following the date hereof to any person OTHER THAN to (i) the Executive/Consultant, or (ii) in any securities offering (private or public) wherein the underwriter, if public, or investor, if private, or lender of the Company or its subsidiaries in either case, requires as a condition that acceleration under this paragraph does not occur, then the entire unpaid amount of severance compensation shall accelerate and become due and payable thirty (30) days after such shares are issued by the Company. Such acceleration shall not waive the right of the Company to satisfy the obligation in shares, as hereinafter provided.

     d. At the sole and discretionary option of the Company, the Company may elect to pay severance compensation in whole or in part by delivering to Executive/Consultant shares of Common Stock of the Company (the "shares"). For this purpose:

          i. The number of shares delivered shall be equal in "value" to the amount of the compensation to be paid, and

          ii. For purposes of determining the numbers of shares to be delivered, the shares to be delivered in satisfaction of the first $100,000 of indebtedness shall be valued at the average of the bid and asked price for the Company's common stock shares traded "over-the-counter" during the LAST FULL ONE (1) CALENDAR WEEK PERIOD before the week the payment of such compensation is
               due.   If such price cannot be determined from that period
               because Company is delisted and not traded, then from the MOST RECENT THREE (3) MONTH PERIOD for which the average bid and asked price of the common stock shares of Company can be determined. The price of shares used to satisfy the subsequent amounts of compensation due shall be valued at the average of the bid and asked price for the Company's common stock shares traded "over-the-counter" during the three (3) calendar month period ending one (1) week before the date


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

               compensation is due, or, if such price cannot be determined from that period because Company is delisted and not traded, then from the most recent three (3) month period for which the average bid and asked price of the common stock shares of Company can be determined. Provided, however, the price for shares delivered upon acceleration of the unpaid amounts due because the Company issues shares, as provided above in paragraph 13.c., shall be the average of the bid and asked price during the thirty (30) day period prior to the due date for the delivery of the accelerated shares.
          iii. Except as provided herein in the case unregistered shares are delivered, no special discount shall apply to the value of the shares for lack of marketability or minority interest, or otherwise.

     e. The shares delivered as payment of termination compensation shall, at the sole election of the Company, be registered or unregistered shares under applicable federal and state securities laws.

          i. If the Company elects to distribute unregistered shares, the shares and shall be delivered under exemptions from registration, and shall be endorsed in that regard. For this purpose the Executive/Consultant represents and warrants to the Company that he is an accredited investor under federal and state securities laws, and that he will execute and deliver to the Company upon payment of compensation in shares an investment representation in substance and form reasonably satisfactory to the Company and its counsel.

          ii. If the shares are unregistered, the shares shall bear an endorsement to that effect, and a forty percent (40%) "lack of marketability" discount shall be applied to the value of the shares otherwise determined from the average bid and asked price. The discounted price shall be the price used in calculating the numbers of shares to be paid as compensation.

          iii. If the Company elects to register the shares, it shall notify the Executive/Consultant, and the Company shall have a reasonable time, at its own expense, to register the shares before making delivery. In the event the shares delivered are so registered, the shares shall be valued at the average bid and asked price described above without discount.

     f. Company shall have no general obligation to register any shares; however, if after the shares are delivered to Executive/Consultant, the Company makes a public offering of its Common Stock, registered under applicable federal and state law, the Company shall notify the Executive/Consultant


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

          and the Executive/Consultant shall have a right to elect in a writing delivered to the Company within thirty (30) days thereafter to "piggy back" any shares of Common Stock then owned by the Executive with the offering of shares then being offered to the public. Provided, however, the rights of the Executive/Consultant in any such offering shall be subject to the discretionary approval of the underwriter (and the absolute right of the underwriter to reject such participation) for the offering, and the Executive/Consultant shall, at the time, enter indemnity and representation agreements that are usual and customary in connection with the exercise of piggy-back rights.

     g. The parties understand that when shares are to be distributed as compensation, the distribution is subject to withholding and payroll taxes. Such taxes, and the manner of withholding and paying such taxes, shall be determined by the independent accountant for the Company.

14. STOCK PURCHASE. Executive/Consultant has elected to purchase up to $43,500 of common capital stock by payroll deduction, in accordance with terms and prices separately approved by the chief executive officer of Company in a writing signed by Executive/Consultant and the chief executive officer.

15. REPRESENTATIONS OF EXECUTIVE/CONSULTANT. Executive/ sophisticated investor, capable of taking the risks associated with any ownership of shares of stock in Company, that he is fully aware of the financial and business condition of Company and is able to bear any loss associated with any shares of stock he may own. Executive/Consultant represents to Company that any shares acquired shall be acquired for his own account for investment, and not for redistribution or sale, except to the extent the registration rights contained in this Agreement apply.

16. RESTRICTIVE COVENANTS. The provisions contained in paragraph 6 of the Contract, titled "Restrictive Covenants," are incorporated into this Agreement and shall apply through the employment period, and thereafter in accordance with their terms. For purposes of this Agreement, the "Term" referenced in paragraph 6 include the entire term of this Agreement, including both the employment and the consulting periods.

17. DEFINITION OF QUARTER-ANNUAL PERIOD. For purposes of this Agreement, references to a "quarter-annual" period shall mean a three (3) consecutive monthly period ending September 15, December 15, March 15, or June 15, respectively.

18. WAIVER. A party's failure to insist on compliance or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or the other party.


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19.  GOVERNING LAW.  This Agreement shall in all respects be subject to, and governed by, the laws of the State of Florida.

20. SEVERABILITY. The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

21. NOTICE. Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to Company at its principal place of business and to Executive/Consultant at the address hereinafter set forth in the employment records of Company, or at such other address or addresses as either party may hereafter designate in writing to the other.

22. ASSIGNMENT. The rights and benefits of either of the parties under this Agreement may not be assigned, nor the burdens delegated, without the prior written consent of the other party.

23. AMENDMENTS. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the parties.

24. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding by and between the parties with respect to the employment of Executive/Consultant, and no representations, promises, agreements, or understandings, written or oral, relating to the employment of the Executive/Consultant by Company not contained herein shall be of any force or effect. The terms and provisions of any employee manual or handbook are not a part of this Agreement.

25. BURDEN AND BENEFIT. This Agreement shall be binding upon, and shall inure to the benefit of, each of the parties, and his or its respective heirs, personal and legal representatives, successors, and assigns.

26. REFERENCES TO GENDER AND NUMBER TERMS. In construing this Agreement, feminine or number pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so requires.

27. HEADINGS. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.


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


IN WITNESS WHEREOF, the parties have executed and delivered this Agreement.

MEDICAL TECHNOLOGY SYSTEMS, INC.



By: /s/ Todd E. Siegel
    ---------------------------



    /s/ Gerald Couture
- - -------------------------------
        Gerald Couture


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